EXHIBIT 99.1

PREMIERWEST BANCORP

FOURTH QUARTER AND 2009 UNAUDITED RESULTS

On January 21, 2010, PremierWest Bancorp (NASDAQ:PRWT) (referred to herein as we, the Company or us) announced unaudited results for the fourth quarter and twelve months ending December 31, 2009.  Selected highlights for the quarter and year are summarized below:

For the three months ended and as of December 31, 2009:

  All but one of the regulatory capital ratios above the published requirements for “Well-Capitalized” bank status. Bank’s total risk- based capital ratio was 8.53%, categorized as “Adequately Capitalized”.
  Bank primary liquidity (comprised of cash and equivalents and available for sale securities) of $247.1 million or 17.38% of total deposits and borrowings.
  Net interest margin of 4.12%, up 13.2% or 48 basis points compared to the quarter ended September 30, 2009.
  Net interest income of $15.3 million, up $1.3 million or 9.4% from the previous quarter.
  Non-interest income of $3.6 million, up 27.1% from the quarter ended September 30, 2009.
  Provision expense of $16.7 million and charge-offs, net of recoveries, of $12.3 million.
  Allowance for loan losses (ALL) at $45.9 million or 3.99% of gross loans.
  One-time non-cash goodwill impairment expense and non-cash deferred tax asset valuation allowance of $74.9 million and $29.7 million, respectively.
  Loss per common share of $4.46 on a net loss of $110.6 million, compared with loss per common share of $0.47 on net loss of $11.3 million for the same period in 2008.

For the twelve months ended and as of December 31, 2009:

  Net interest margin of 4.10%.
  Provision expense of $88.0 million and charge-offs, net of recoveries, of $59.3 million.
  Loss per common share of $6.01 on a net loss of $148.6 million, compared with loss per common share of $0.34 on net loss of $7.8 million for 2008.

CREDIT QUALITY AND NON-PERFORMING ASSETS

During the quarter just ended, we recorded $16.7 million in provision expense and charged-off (net of recoveries) $12.3 million of non-performing loans. Recoveries of previously charged-off loans totaled $807 thousand for the quarter and $1.8 million for 2009. Our allowance for loan losses totaled $45.9 million or 3.99% of gross loans at year end. Non-performing loans declined to $103.9 million or 9.04% of gross loans at December 31, 2009 compared to $109.4 million, or 9.23% of gross loans at September 30, 2009.

The table below summarizes the Company’s non-performing loans (NPL) by loan type and geographic region:

Total non-performing loans by type and geographic region
(Dollars in 000's)
			December 31, 2009
		Non-performing Loans
	Southern	Mid-Central	Northern	Sacramento		Percent NPL to Funded Loan
	Oregon	Oregon	California	Valley	Totals	Totals by Category
Agricultural/Farm	$-	$-	$682	$-	$682	1.6%
C&I	3,208	348	595	3,100	7,251	3.4%
CRE	18,690	29,609	8,748	13,907	70,954	9.5%
Residential RE construction	3,292	2,368	8,279	5,911	19,850	70.3%
Residential RE	980	640	1,381	1,947	4,948	15.5%
Consumer RE	177	-	-	-	177	0.5%
Consumer	22	19	14	-	55	0.1%
Total non-performing loans	$26,369	$32,984	$19,699	$24,865	$103,917

Non-performing loans to total funded loans	5.1%	14.1%	13.8%	9.8%	9.1%

Throughout 2009, the Company’s principal source of credit stress has been real estate related loans. Commercial real estate exposure, primarily non-owner occupied properties, represents 44.88% of gross loans, virtually unchanged from the prior year. Borrowers either involved in real estate development or having loans secured by real estate have been vulnerable to both the ongoing economic downturn and to declining real estate values. At December 31, 2009, $38.4 million of our non-performing loans remain current in terms of principal and interest payment performance.

OREO sales activity increased during the fourth quarter of 2009 with $4.0 million in sales compared to $1.5 million during the third quarter. The result of these sales was a net $342 thousand gain. We anticipate further improvement in the marketing and sale of OREO due to a perception among potential buyers that valuations are near or close to lows for this cycle.

LOAN AND DEPOSITS

Gross loans as of December 31, 2009, were $1.15 billion, down $98.4 million from the balance as of December 31, 2008. A majority of the decline in loan volume was due to loan charge-offs of approximately $61.0 million and aggressive actions to reposition the loan portfolio with loan paydowns, net of originations, of $37.4 million. The loan paydowns were concentrated in commercial real estate ($22.6 million), commercial/industrial loans ($20.0 million), and agriculture/farm loans ($5.3 million). Partially offsetting the general trend of paydowns was a $10.5 million increase in consumer loan originations.

Excluding brokered deposits, our customer deposits at December 31, 2009, were $1.38 billion, up $289.1 million from year end 2008. The acquisition of the former Wachovia Bank branches in Davis and Grass Valley, California provided $289.2 million of the year-over-year increase offset by a $41.9 million decline in time deposit volume adjusted to exclude acquired branch deposits. The aggregate of acquisition-adjusted non-interest bearing demand deposits, NOW accounts and money market accounts grew by $42.9 million, offset by a $459 thousand decline in savings accounts.

Brokered deposits have been reduced to $44.3 million at the end of 2009, down $79.7 million from the year end 2008 total. Brokered deposits are anticipated to drop to $9.7 million by January 31, 2010 and will be comprised entirely of customer reciprocal deposits.

Again excluding the impact of the Wachovia branch acquisition, average non-interest bearing demand deposit balances for December 2009 were 10.51% greater than December 2008, while average NOW account balances grew 4.07% during the same period. Non-interest bearing demand deposits and NOW accounts are our lowest cost and most stable source of funding. The number of these consumer accounts grew by 5.78% during 2009, while the number of business accounts grew by 0.77%. These low cost accounts are key in sustaining our net interest margin.

NET INTEREST INCOME

Interest income rose slightly from $19.2 million to $19.5 million during the quarter just ended when compared to the immediately preceding quarter. However, net interest margin rose to 4.12% for the most recent quarter, up 48 basis points from the previous quarter, as cash from the Wachovia branch acquisition was invested in higher yielding securities after initially being invested in lower rate Fed Funds.

Our yield on earning assets for the quarter just ended was 5.24% compared to 4.98% for the immediately preceding quarter. Deployment of the cash into our investment portfolio, coupled with a reduction in interest reversals on non-performing loans, was largely responsible for the improvement. The cost of average interest bearing liabilities for the quarter ended December 31, 2009 was 1.35% compared to 1.63% for the quarter ended September 30, 2009 as market interest rates remain at low levels.

NON-INTEREST INCOME

During the fourth quarter of 2009, PremierWest recorded non-interest income of $3.6 million, up $952 thousand from the same period last year. The increase from the previous year was primarily related to increases in other fee income, gains on the sale of other real estate owned and gains on sales of securities in our investment portfolio.

NON-INTEREST EXPENSE

Non-interest expense during the quarter was $89.6 million, an increase of $74.7 million when compared to the preceding quarter and $77.6 million when compared to the same period in 2008. As indicated in the table below, FDIC and state regulatory assessments, branch acquisition transaction expenses, professional fee expenses, problem loan related expenses, goodwill impairment expenses and OREO expenses were significant factors behind the non-interest expense increases during both the quarter and the 12-month periods as compared to last year.

Significant Increase Categories
(Dollars in 000's)		Three Months Ended				Twelve Months Ended
	December 31, 2009	December 31, 2008	Increase		December 31, 2009	December 31, 2008	Increase
FDIC and State assessments	$617	$311		$306	$3,631	$1,056		$2,575
Wachovia acquisition expenses	24	-		24	828	79		749
Professional fee expense	834	366		468	3,276	2,199		1,077
Problem loan expense	175	133		42	915	316		599
Goodwill Impairment Expense	74,920	-		74,920	74,920	-		74,920
OREO expense	395	190		205	907	229		678
Total	$76,965	$1,000		$75,965	$84,477	$3,879		$80,598

GOODWILL IMPAIRMENT

The Company recorded goodwill impairment during the fourth quarter totaling $74.9 million based on a detailed analysis valuing each element of our balance sheet. This analysis was conducted with the assistance of an independent consulting firm, which has performed comparable work for the Company since the end of 2008. The fourth quarter 2009 earnings charge for goodwill impairment was a non-cash charge with no effect on our cash balances, liquidity or tangible equity capital. Similarly, since goodwill is excluded when calculating regulatory capital, the Company’s regulatory capital ratios were largely unaffected by the charge.

DEFERRED TAX ASSET VALUATION ALLOWANCE

The Company also established a reserve against the deferred tax asset of $29.7 million that otherwise would have been included on its balance sheet under Other Assets. This action was taken pursuant to accounting practices that use decision standards involving judgment as to the certainty that net operating losses generated will be utilized to offset income taxes otherwise due in the future. Establishing this reserve was a non-cash reduction to our reported earnings for the quarter just ended.

CAPITAL OUTLOOK

As indicated in the table below, PremierWest Bank is now “Adequately Capitalized” in one of the three published regulatory standards as of December 31, 2009. In light of this and our level of non-performing loans and OREO, PremierWest expects to enter into an agreement with our Regulators relating to raising capital and reducing non-performing assets.

		Regulatory	Regulatory
	December 31,	Minimum to be	Minimum to be
	2009	“Adequately Capitalized”	“Well-Capitalized”

Total risk-based capital ratio	8.53%	>8.00%	>10.00%
Tier 1 risk-based capital ratio	7.25%	>4.00%	>6.00%
Leverage ratio	5.70%	>4.00%	>5.00%

Accordingly, we previously announced a $36 million shareholders’ rights offering from which we expect to increase our risk-based capital ratio to a level above the regulatory minimum for “Well-Capitalized.” We are pursuing other balance sheet strategies aimed at reducing risk-weighted assets and improving our capital ratios. Management previously announced deferral of further payments on our trust preferred securities and our TARP-Capital Purchase Program preferred stock issue. These actions do not cause default under the underlying agreements governing the securities involved and will be reversed at the earliest time possible.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to raise capital as planned or effectively implement asset reduction and credit quality improvement strategies. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the prospects for earnings growth, deposit and loan growth, capital levels, our dividend program, expected peer rankings, the effective management of our credit quality, the collectability of identified non-performing loans, payment of dividends on TARP CPP preferred stock, payment of interest on junior subordinated debentures, the success of our proposed rights offering, real estate market conditions, and the adequacy of our Allowance for Loan Losses.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy our common stock nor shall there be any sale of our common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offer may be made only by means of a prospectus.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS					For the Three
AND LOSS PER COMMON SHARE DATA					Months Ended
					September 30,
For the Three Months Ended December 31	2009	2008	Change	% Change	2009	Change	% Change

Interest income	$19,499	$20,613	$(1,114)	-5.4%	$19,155	$344	1.8%
Interest expense	4,204	6,576	(2,372)	-36.1%	5,178	(974)	-18.8%
Net interest income	15,295	14,037	1,258	9.0%	13,977	1,318	9.4%
Loan loss provision	16,680	23,450	(6,770)	-28.9%	10,261	6,419	62.6%
Non-interest income	3,618	2,666	952	35.7%	2,846	772	27.1%
Non-interest expense	89,553	11,931	77,622	650.6%	14,818	74,735	504.4%
Pre-tax income (loss)	(87,320)	(18,678)	(68,642)	367.5%	(8,256)	(79,064)	-957.7%
Provision (benefit) for income taxes	22,619	(7,403)	30,022	-405.5%	(3,316)	25,935	782.1%

Net income (loss)	$(109,939)	$(11,275)	$(98,664)	875.1%	$(4,940)	$(104,999)	-2125.5%

Net income (loss)	$(109,939)	$(11,275)	$(98,664)	875.1%	$(4,940)	$(104,999)	-2125.5%
Less preferred dividend and discount accrection	(617)	(69)	(548)	794.2%	(614)	(3)	0.5%
Net income (loss) applicable to common shareholders	$(110,556)	$(11,344)	$(99,212)	874.6%	$(5,554)	$(105,002)	-1890.6%

Basic earnings (loss) per common share (1)	$(4.46)	$(0.47)	$(3.99)	848.9%	$(0.22)	$(4.24)	-1927.3%
Diluted earnings (loss) per common share (1)	$(4.46)	$(0.47)	$(3.99)	848.9%	$(0.22)	$(4.24)	-1927.3%

Average common shares outstanding--basic (1)	24,769,645	23,936,972	832,673	3.5%	24,766,928	2,717	0.0%
Average common shares outstanding--diluted (1)	24,769,645	23,936,972	832,673	3.5%	24,766,928	2,717	0.0%

For the Twelve Months Ended December 31

Interest income	$77,915	$88,936	$(11,021)	-12.4%
Interest expense	19,968	28,573	(8,605)	-30.1%
Net interest income	57,947	60,363	(2,416)	-4.0%
Loan loss provision	88,031	36,500	51,531	141.2%
Non-interest income	11,842	10,234	1,608	15.7%
Non-interest expense	130,512	47,129	83,383	176.9%
Pre-tax income (loss)	(148,754)	(13,032)	(135,722)	1041.5%
Provision (benefit) for income taxes	(2,282)	(5,493)	3,211	-58.5%

Net income (loss)	$(146,472)	$(7,539)	$(138,933)	1842.9%

Net income (loss)	$(146,472)	$(7,539)	$(138,933)	1842.9%
Less preferred dividend and discount accrection	(2,171)	(275)	(1,896)	689.5%
Net income (loss) applicable to common shareholders	$(148,643)	$(7,814)	$(140,829)	1802.3%

Basic earnings (loss) per common share (1)	$(6.01)	$(0.34)	$(5.67)	1667.6%
Diluted earnings (loss) per common share (1)	$(6.01)	$(0.34)	$(5.67)	1667.6%

Average common shares outstanding--basic (1)	24,744,835	23,236,056	1,508,779	6.5%
Average common shares outstanding--diluted (1)	24,744,835	23,236,056	1,508,779	6.5%

(1) Share and per share amounts adjusted for the 5% stock dividend, effective April 15, 2009, for the periods presented.
As of December 31, 2009 and September 30, 2009, 1,090,385 shares related to the U.S. Treasury Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

SELECTED FINANCIAL RATIOS
(annualized) (unaudited)
				For the Three
				Months Ended
For the Three Months Ended December 31	2009	2008	Change	September 30, 2009	Change

Yield on average gross loans (1)	6.12%	5.44%	0.68	6.01%	0.11
Yield on average investments (1)	1.85%	3.40%	(1.55)	1.18%	0.67
Total yield on average earning assets (1)	5.25%	5.39%	(0.14)	4.98%	0.27
Cost of average interest bearing deposits	1.24%	2.43%	(1.19)	1.53%	(0.29)
Cost of average borrowings	5.72%	3.72%	2.00	5.77%	(0.05)
Cost of average total deposits and borrowings	1.12%	2.05%	(0.93)	1.36%	(0.24)
Cost of average interest bearing liabilities	1.35%	2.50%	(1.15)	1.63%	(0.28)
Net interest spread	3.90%	2.89%	1.01	3.35%	0.55
Net interest margin (1)	4.12%	3.67%	0.45	3.64%	0.48

Net (charge-offs) recoveries to average gross loans	-1.04%	-1.84%	0.80	-0.75%	(0.29)
Allowance for loan losses to gross loans	3.99%	1.37%	2.62	3.50%	0.49
Allowance for loan losses to non-performing loans	44.17%	20.77%	23.40	37.95%	6.22
Non-performing loans to gross loans	9.04%	6.62%	2.42	9.23%	(0.19)
Non-performing assets to total assets	8.37%	5.90%	2.47	7.51%	0.86

Return on average common equity	-310.86%	-24.66%	(286.20)	-15.30%	(295.56)
Return on average assets	-25.94%	-3.03%	(22.91)	-1.14%	(24.80)

Efficiency ratio (2)	473.50%	71.43%	402.07	88.08%	385.42

For the Twelve Months Ended December 31

Yield on average gross loans (1)	6.15%	6.99%	(0.84)
Yield on average investments (1)	1.59%	3.62%	(2.03)
Total yield on average earning assets (1)	5.51%	6.88%	(1.37)
Cost of average interest bearing deposits	1.63%	2.71%	(1.08)
Cost of average borrowings	5.11%	4.62%	0.49
Cost of average total deposits and borrowings	1.43%	2.28%	(0.85)
Cost of average interest bearing liabilities	1.74%	2.80%	(1.06)
Net interest spread	3.77%	4.08%	(0.31)
Net interest margin (1)	4.10%	4.68%	(0.58)

Net (charge-offs) recoveries to average gross loans	-4.85%	-3.18%	(1.67)
Allowance for loan losses to gross loans	3.99%	1.37%	2.62
Allowance for loan losses to non-performing loans	44.17%	20.77%	23.40
Non-performing loans to gross loans	9.04%	6.62%	2.42
Non-performing assets to total assets	8.37%	5.60%	2.77

Return on average common equity	-93.07%	-4.41%	(88.66)
Return on average assets	-9.15%	-0.52%	(8.63)

Efficiency ratio (2)	187.01%	66.76%	120.25

(1) Tax equivalent
(2) Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					Balance Sheet
BALANCE SHEET					at September 30,
At December 31	2009	2008	Change	% Change	2009	Change	% Change
Fed funds sold and investments	$286,637	$40,576	$246,061	606.4%	$329,098	$(42,461)	-12.9%
Gross loans, net of deferred fees	1,148,127	1,246,573	(98,446)	-7.9%	1,183,386	(35,259)	-3.0%
Allowance for loan losses	(45,903)	(17,157)	(28,746)	167.5%	(41,513)	(4,390)	10.6%
Net loans	1,102,224	1,229,416	(127,192)	-10.3%	1,141,873	(39,649)	-3.5%
Goodwill	-	70,400	(70,400)	-100.0%	74,920	(74,920)	-100.0%
Other assets	147,453	135,562	11,891	8.8%	169,659	(22,206)	-13.1%
Total assets	$1,536,314	$1,475,954	$60,360	4.1%	$1,715,550	$(179,236)	-10.45%

Non-interest-bearing deposits	$256,167	$228,788	$27,379	12.0%	$251,752	$4,415	1.8%
Interest-bearing deposits	1,164,595	982,481	182,114	18.5%	1,238,826	(74,231)	-6.0%
Total deposits	1,420,762	1,211,269	209,493	17.3%	1,490,578	(69,816)	-4.7%
Borrowings	30,956	75,973	(45,017)	-59.3%	30,958	(2)	0.0%
Other liabilities	13,061	11,728	1,333	11.4%	12,931	130	1.0%
Stockholders' equity	71,535	176,984	(105,449)	-59.6%	181,083	(109,548)	-60.5%
Total liabilities and stockholders' equity	$1,536,314	$1,475,954	$60,360	4.1%	$1,715,550	$(179,236)	-10.4%

Period end common shares outstanding	24,771,928	24,753,069	18,859	0.1%	24,766,928	5,000.00	0.0%
Period end common shares outstanding, all preferred shares or warrant converted to common (1)	25,862,313	24,753,069	1,109,244	4.5%	25,857,313	5,000.00	0.0%
Book value per common share (2)	$1.29	$7.15	$(5.86)	-82.0%	$5.72	$(4.43)	-77.4%
Tangible book value per common share (3)	$1.15	$4.21	$(3.06)	-72.7%	$2.54	$(1.39)	-54.7%

Allowance for loan losses:
Balance beginning of period	$17,157	$11,450	$5,707	49.8%	$17,157	$-	0.0%
Acquired from Stockmans Bank merger	-	9,112	(9,112)	-100.0%	-	-	nm
Provision for loan losses	88,031	36,500	51,531	141.2%	71,351	16,680	23.4%
Net (charge-offs) recoveries	(59,285)	(39,905)	(19,380)	48.6%	(46,995)	(12,290)	26.2%
Balance end of period	$45,903	$17,157	$28,746	167.5%	$41,513	$4,390	10.6%

Non-performing assets:
Loans in nonaccrual status	$98,497	$68,496	$30,001	43.8%	$106,792	$(8,295)	-7.8%
Impaired loans in process of collection	-	12,682	(12,682)	-100.0%	-	-	nm
Other real estate owned	24,748	4,423	20,325	459.5%	19,533	5,215	26.7%
90-days past due not on non-accrual	5,420	1,437	3,983	277.2%	2,589	2,831	109.3%
Total non-performing assets	$128,665	$87,038	$41,627	47.8%	$128,914	$(249)	-0.2%

(1) The December 31, 2009 and September 30, 2009 shares include 1,090,385 shares related to the US Treasury Troubled Asset Relief Program (TARP) Capital Purchase Program warrant.
(2) Book Value is calculated as the Total Equity less Preferred Stock and the Discount on Preferred Stock divided by the Period Ending number of common shares.
(3) Tangible Book Value is calculated as Total Equity less Preferred Stock, Discount on Preferred Stock, Goodwill and Core Deposit Intangibles divided by the Period Ending number of common shares.

					For the Three
					Months Ended
For the Three Months Ended December 31	2009	2008	Change	% Change	September 30, 2009	Change	% Change

Average fed funds sold and investments	$302,391	$42,406	$259,985	613.1%	$326,996	$(24,605)	-7.5%
Average gross loans, including mortgages held for sale	$1,179,068	$1,482,803	$(303,735)	-20.5%	$1,204,684	$(25,616)	-2.1%
Average total assets	$1,681,698	$1,481,419	$200,279	13.5%	$1,721,385	$(39,687)	-2.3%
Average non-interest-bearing deposits	$253,085	$229,552	$23,533	10.3%	$254,923	$(1,838)	-0.7%
Average interest-bearing deposits	$1,202,637	$991,895	$210,742	21.2%	$1,229,167	$(26,530)	-2.2%
Average total deposits	$1,455,722	$1,221,447	$234,275	19.2%	$1,484,090	$(28,368)	-1.9%
Average total borrowings	$30,957	$56,080	$(25,123)	-44.8%	$30,959	$(2)	0.0%
Average stockholders' equity	$180,616	$189,375	$(8,759)	-4.6%	$186,054	$(5,438)	-2.9%
Average common equity	$141,097	$183,016	$(41,919)	-22.9%	$144,002	$(2,905)	-2.0%

For the Twelve Months Ended December 31
Average fed funds sold and investments	$196,189	$39,433	$156,756	397.5%
Average gross loans, including mortgages held for sale	$1,222,942	$1,256,361	$(33,419)	-2.7%
Average total assets	$1,600,572	$1,457,178	$143,394	9.8%
Average non-interest-bearing deposits	$245,829	$231,710	$14,119	6.1%
Average interest-bearing deposits	$1,110,502	$972,975	$137,527	14.1%
Average total deposits	$1,356,332	$1,204,685	$151,647	12.6%
Average total borrowings	$35,737	$48,258	$(12,521)	-25.9%
Average stockholders' equity	$194,475	$186,032	$8,443	4.5%
Average common equity	$159,717	$177,254	$(17,537)	-9.9%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
Agricultural/Farm	$43,418	$51,587	$49,580	$42,626	$48,640
Commercial and Industrial	210,392	237,300	236,178	265,305	253,107
Commercial Real Estate - Owner Occupied	258,688	260,914	262,031	261,646	265,965
Commercial Real Estate - Non-Owner Occupied	515,694	511,926	533,823	556,075	567,119
Consumer/Other	119,935	121,659	118,164	111,866	111,741
Gross loans, net of deferred fees	$1,148,127	$1,183,386	$1,199,776	$1,237,518	$1,246,572

Commercial Real Estate
Owner Occupied
Commercial Term	$241,467	$236,351	$235,081	$235,199	$236,951
Commercial Construction	12,103	19,070	19,051	16,370	16,778
Single Family Residential Construction
Oregon	459	769	450	1,180	1,599
California	4,659	4,724	7,449	8,897	10,637
Total Owner Occupied	$258,688	$260,914	$262,031	$261,646	$265,965

Non-Owner Occupied
Commercial Term	$321,774	$321,780	$323,699	$322,008	$321,168
Commercial Construction	30,241	33,429	40,548	41,602	45,155
Single Family Residential Construction
Oregon
Pre-Sold	-	221	1,286	1,359	1,100
Speculative	1,460	1,120	1,455	2,310	3,098
Builder Inventory	10,171	11,107	11,775	13,507	15,158
Total Oregon	11,631	12,448	14,516	17,176	19,356

California
Pre-Sold	448	1,659	1,870	1,718	1,977
Speculative	2,433	2,607	3,316	3,407	3,643
Builder Inventory	8,593	12,394	13,652	16,321	12,370
Total California	11,474	16,660	18,838	21,446	17,990

Commercial - Land Acquisition and Development	24,275	27,449	27,521	31,119	32,167
Commercial - Land Only	68,946	46,285	48,155	47,163	48,751
Residential - Land Acquisition and Development	47,353	53,875	60,546	75,561	82,532
Total Non-Owner Occupied	$515,694	$511,926	$533,823	$556,075	$567,119

NONPERFORMING ASSETS BY REGION AND TYPE
(All amounts in 000's)
(unaudited)

Other Real Estate Owned
By Geographic Region	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008

Mid-Central Oregon	$6,143	$7,711	$7,975	$2,111	$-
Southern Oregon	9,729	5,776	1,578	5,368	2,540
Northern California	4,682	1,223	148	-	-
Greater Sacramento	3,537	4,823	4,887	1,883	1,883
Other	657	-	-	-	-

Total Other Real Estate Owned	$24,748	$19,533	$14,588	$9,362	$4,423

Non Performing Loans
By Geographic Region	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008

Mid-Central Oregon	$32,984	$28,716	$32,215	$16,717	$19,338
Southern Oregon	26,369	29,412	30,997	31,641	27,854
Northern California	19,699	20,346	11,416	15,166	18,376
Greater Sacramento	24,865	30,907	28,792	19,941	15,610
Other	-	-	-	548	1,437

Total Nonperforming Loans	$103,917	$109,381	$103,420	$84,013	$82,615

By Loan Type

Agricultural/Farm	$682	$539	$391	$391	$493
Commercial and Industrial	7,251	5,767	7,502	4,003	5,154
Commercial Real Estate - Owner Occupied
Single Family Residential Construction
CRE OOOregon	-	-	-	-	162
CRE OOCalifornia	2,196	1,815	409	439	439
CREOther	5,139	4,115	5,149	5,932	5,029
Commercial Real Estate - Non-Owner Occupied
Oregon	20,202	16,866	11,081	8,235	12,754
California	1,837	3,140	6,565	594	594
Single Family Residential Construction
CRE Oregon	10,739	13,800	13,041	8,729	9,595
CRE California	18,654	22,415	16,811	14,269	9,715
CommCommercial - Land Acquisition and Development	10,303	13,078	13,324	11,208	7,164
CommCommercial - Land Only	10,279	8,596	6,429	1,498	1,498
Residential - Land Acquisition and Development	6,624	8,365	10,531	14,224	14,601
Commercial Construction - Multiplex (5+)	-	3,414	5,541	5,543	5,543
CREOther	9,779	6,880	6,411	6,830	6,830
Consumer/Other	232	591	235	2,118	3,044

Total Nonperforming Loans	$103,917	$109,381	$103,420	$84,013	$82,615